Exhibit 4.2

BITMINE IMMERSION TECHNOLOGIES, INC.

2025 EQUITY INCENTIVE PLAN

ARTICLE I
GENERAL PROVISIONS

1.1 Purpose of Plan. This 2025 Equity Incentive Plan is intended to further the growth and financial success of the Company by providing additional incentives to selected employees, directors, and Service Providers, as well as incentives which will attract, retain, motivate, and reward executive officers, non-employee directors, and other key employees to the Company or subsidiary corporation of the Company as those terms are defined in Sections 424(e) and 424(f) of the Code (such parent corporations and subsidiary corporations hereinafter collectively referred to as “Affiliates”) so that such employees, directors, and Service Providers may acquire or increase their proprietary interest in the Company.

1.2 Awards. Awards under the Plan may be made to Participants in the form of (i) Incentive Stock Options; (ii) Nonqualified Stock Options; and (iii) Restricted Stock.

1.3 Effective Date. The Plan shall be effective on May 2, 2025 (the “Effective Date”). Any Awards granted under the Plan prior to such approval shall be effective when made (unless otherwise specified by the Plan Administrator at the time of grant). Shareholder approval of the Plan shall be sought to be obtained no later than 12 months from the Effective Date.

1.4 Number of Shares Available Under the Plan. The total number of shares of Common Stock that may be granted under the Plan (including the number of shares of Common Stock which may be purchased through the exercise of Options under this Plan) shall not exceed 75,000,000, subject to adjustments as provided in Article VI of the Plan. Subject to adjustments as provided in Article VI of the Plan, the maximum number of shares of Common Stock that may be covered by Options that are designated as Incentive Stock Options within the meaning of section 422 of the Code shall not exceed 75,000,000 shares of Common Stock, provided that such shares shall be available to but not exclusively for Incentive Stock Options. If any Award shall for any reason terminate or expire, any shares allocated thereto but remaining unpurchased upon such expiration or termination shall again be available for the grant of Awards with respect thereto under this Plan as though no Award had been granted with respect to such shares.

1.5 Reservation of Shares. The Company shall reserve and keep available at all times during the term of the Plan such number of shares as shall be sufficient to satisfy the requirements of the Plan. If, after reasonable efforts, which efforts shall not include the registration of the Plan or Options under the Act, the Company is unable to obtain authority from any applicable regulatory body, which authorization is deemed necessary by legal counsel for the Company for the lawful issuance of shares hereunder, the Company shall be relieved of any liability with respect to its failure to issue and sell the shares for which such requisite authority was so deemed necessary unless and until such authority is obtained.

ARTICLE II

DEFINITIONS

2.1 “10% Holder” means a person who at the time an Option is granted owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of value of all classes of stock of the Company, or of any Affiliate.

2.2 “Act” means the Securities Act of 1933, as amended.

2.3 “Affiliate” shall have the meaning set forth in Section 1.1 of the Plan.

2.4 “Award” means an award granted to a Participant in accordance with the provisions of the Plan, including, but not limited to, an Option or Restricted Stock, or any combination of the foregoing.

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2.5 “Board” means the Board of Directors of the Company.

2.6 “Cashless Exercise Transaction” means the exercise of an Option for vested shares, through a special sale and remittance procedure pursuant to which a Participant shall concurrently provide irrevocable instructions (a) to a Company-approved brokerage firm to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Option Price payable for the purchased shares plus all applicable federal, state and local income and employment taxes required to be withheld by the Company by reason of such exercise; and (b) to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

2.7 “Code” means the Internal Revenue Code of 1986, as amended.

2.8 “Company” means Bitmine Immersion Technologies, Inc., a Delaware corporation.

2.9 “Change in Control” means (i) if there is an employment agreement, at will offer letter, or director agreement between the Participant and the Company or any of its Affiliates in effect (for the avoidance of doubt, any Change of Control Agreement between the Participant and the Company shall not be considered an employment agreement, offer letter, or director agreement for the purposes of this Plan), “Change in Control” shall have the same definition as the definition of “Change in Control” contained in such employment agreement, at will offer letter, or director agreement; or (ii) if “Change in Control” is not defined in or if there is no such employment agreement, at will offer letter, or director agreement between the Participant and the Company or any of its Affiliates in effect, “Change in Control” of the Company shall be deemed to have occurred upon any of the following events:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (a) the then-outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection, the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (a), (b) and (c) of subsection (b) of this Section 2.9; or

(b) Consummation of a reorganization, merger, consolidation, or sale, or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; (b) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(c) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

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In the context of this Plan, the occurrence of a Public Offering shall not be construed as constituting a Change in Control event with regard to the Plan.

2.10 “Common Stock” means the common stock of the Company and any other common equity securities of the Company (whether voting or non-voting).

2.11 “Committee” means the compensation committee of the Board, when and if enacted.

2.12 “Days” means calendar days and the phrase “business days” refers to all days other than Saturdays, Sundays, and legal holidays defined by the Code, or, if not defined by the Code, as defined by the State of Delaware.

2.13 “Disability” means (i) if there is an employment agreement, at will offer letter, or director agreement between the Participant and the Company or any of its Affiliates in effect (for the avoidance of doubt, any Change of Control Agreement between the Participant and the Company shall not be considered an employment agreement, offer letter, or director agreement for the purposes of this Plan), “Disability” shall have the same definition as the definition of “Disability” contained in such employment agreement, at will offer letter, or director agreement; or (ii) if “Disability” is not defined in such employment agreement, at will offer letter, or director agreement or if there is no employment agreement, at will offer letter, or director agreement between the Participant and the Company or any of its Affiliates in effect, “Disability” shall mean the following, as may be further modified or supplemented by the Plan Administrator in its sole discretion: As a result of the Participant’s physical or mental illness, the Participant is absent from the Participant’s duties with the Company on a full-time basis for three consecutive months, and within 30 days after written Notice of Termination is given, the Participant does not return to the full-time performance of the Participant’s duties.

2.14 “Effective Date” shall have the meaning set forth in Section 1.3 of the Plan.

2.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.16 “Exercise Date” means the date of the exercise of an Option, including payment and execution of all required documents.

2.17 “Fair Market Value” shall mean, as of any given date, the closing price of a share of Common Stock on such public trading market on which shares of Common Stock are listed or quoted on that date. If there is no regular public trading market for shares of Common Stock, the Fair Market Value of a share of Common Stock shall be determined by the Plan Administrator in good faith. In each case, the Fair Market Value shall be determined without regard to whether shares of Common Stock are restricted or represent a minority interest.

2.18 “Incentive” means the Incentive Stock Option, the Nonqualified Stock Option, and Restricted Stock.

2.19 “Incentive Stock Option” means an Option granted under Article IV of the Plan, and as defined in Section 422 of the Code.

2.20 “IRS” means the Internal Revenue Service.

2.21 “Nonqualified Stock Option” means an Option granted under Article IV of the Plan.

2.22 “Notice of Termination” means a written notice from the Company which indicates that the Participant has been determined to have a Disability and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such determination.

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2.23 “Option” means Incentive Stock Option as defined in Section 422A of the Code and any regulations promulgated under said Section, or Nonqualified Stock Options at the discretion of the Board and as reflected in the respective written stock option agreements granted pursuant to Article IV of the Plan.

2.24 “Option Price” means the price to purchase the underlying shares or securities under an Option determined in accordance with Section 4.3 (b) of the Plan.

2.25 “Options Stock” shall have the meaning set forth in Section 4.2.1 of the Plan.

2.26 “Participant” means persons who are eligible to receive Options as provided in Article IV of the Plan or persons who are eligible to receive Restricted Stock as provided in Article V of the Plan, and to whom an Award has been granted and has entered into an Agreement evidencing the Award.

2.27 “Performance Award” means an Award of shares granted in accordance with Section 5.5.

2.28 “Performance Based Award” means certain Awards granted under the Plan which are granted in a manner such that the Awards qualify as “performance-based compensation” (as such term is used in Section 162(m) of the Code and the regulations thereunder) and thus be exempt from the deduction limitation imposed by Section 162(m) of the Code.

2.29 “Plan” means this Bitmine Immersion Technologies, Inc. 2025 Equity Incentive Plan, as amended from time to time.

2.30 “Plan Administrator” means the Board or the Committee if and when one is formed such that when the Committee is formed, it shall be the primary administrator of the Plan.

2.31 “Public Offering” means an offering of securities of the Company pursuant to a registration statement filed with the United States Securities and Exchange Commission and declared effective under the Act.

2.32 “Restricted Stock” means an Award under Article V of the Plan, which stock is issued with the restriction that the holder may not sell, transfer, pledge, or assign such stock and with such other restrictions as the Plan Administrator, in its discretion, may impose (including, without limitation, any restriction on the right to vote such stock and the right to receive any cash dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Plan Administrator may deem appropriate.

2.33 “Service Provider” shall have the meaning set forth in Section 4.1.1 of the Plan.

2.34 “Stock Award” means an Award of shares granted in accordance with Section 5.4.

2.35 “W-2 Employees” means persons who are classified as employees of the Company for tax and employment purposes and receive a W-2 tax form at the end of the calendar year.

ARTICLE III

ADMINISTRATION

3.1 Administration. The Plan shall be administered by the Plan Administrator. If the Plan Administrator is a Committee, such Committee must have no fewer than two members, all of whom are members of the Board and all of whom are non-employee directors, as contemplated by Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”).

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3.2 General Powers of the Plan Administrator. Subject to the provisions of the Plan, the Plan Administrator shall have authority to (a) grant, in its discretion, Incentive Stock Options in accordance with Section 422A of the Code or Nonqualified Stock Options; (b) grant Restricted Stock; (c) determine in good faith the Fair Market Value of the stock; (d) determine which eligible persons shall be granted Awards and the number of shares to be covered thereby and the term thereof; (e) construe and interpret the Plan; (f) promulgate, amend, and rescind rules and regulations relating to Plan administration, and correct defects, omissions, and inconsistencies in the Plan or any Award; (g) consistent with the Plan and with the consent of the recipient, as appropriate, amend any outstanding Incentive or amend the exercise date or dates thereof; (h) determine the duration and purpose of leaves of absence which may be granted to Award holders without constituting termination of their employment for the purpose of the Plan; and (i) make all other determinations necessary or advisable for the Plan’s administration. The interpretation and construction by the Plan Administrator of any provisions of the Plan or of any Award shall be conclusive and final.

3.3 Power to Delegate. The Plan Administrator may delegate such of its powers and authority under the Plan as it deems appropriate to designated officers or employees of the Company. In addition, in the event the Committee is formed and becomes the primary administrator of the Plan, the independent members of the full Board may exercise any of the powers and authority of the Committee under the Plan. In the event of such delegation of authority or exercise of authority by the Board, references in the Plan to the Committee or the Plan Administrator shall be deemed to refer, as appropriate, to the agent of the Committee or the Board. The selection of members of the Committee or any subcommittee thereof, and any delegation by the Committee to designated officers or employees, under this Section 3.3 shall comply with Section 16(b) of the Exchange Act, the performance-based provisions of Section 162(m) of the Code, and the regulations promulgated under each of such statutory provisions, or the respective successors to such statutory provisions or regulations, as in effect from time to time, except to the extent that the Board determines that such compliance is not necessary or desirable. The Plan Administrator may employ such legal or other counsel, consultants, and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant, or agent. Expenses incurred by the Plan Administrator in the engagement of such counsel, consultant, or agent shall be paid by the Company or any of its Affiliates whose employees have benefited from the Plan, as determined by the Plan Administrator.

3.4 No Liability for Actions as Plan Administrator. No member of the Board or the Committee and no agent of the Committee who is an employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving their bad faith, gross negligence, or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Board or the Committee and any agent of the Board or the Committee who is an employee of the Company against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith, gross negligence, or willful misconduct.

ARTICLE IV

INCENTIVE AND NONQUALIFIED STOCK OPTIONS

4.1Eligibility

4.1.1 General. Subject to Sections 4.1.2 and 4.1.3 of the Plan, the persons who shall be eligible to receive Options shall be employees, directors, or Service Providers of the Company or any of its Affiliates. The term “Service Provider” shall mean any person who is engaged by the Company to render services whether or not compensated for such services.

4.1.2 Incentive Stock Options. Incentive Stock Options may only be issued to W-2 Employees of the Company or its Affiliates. Incentive Stock Options may be granted to officers, whether or not they are directors, but a director shall not be granted an Incentive Stock Option unless such director is also an employee of the Company. Payment of a director fee shall not be sufficient to constitute employment by the Company. A Participant may hold more than one Option. The Company shall not grant an Incentive Stock Option under the Plan to any employee if such grant would result in such employee holding the right to exercise for the first time in any one calendar year, all options granted to such employee under the Plan or any other stock option plan maintained by the Company or any Affiliate, with respect to shares of stock having an aggregate Fair Market Value, determined as of the date the Option is granted, in excess of $100,000. Should it be determined that an Incentive Stock Option granted under the Plan exceeds such maximum for any reason other than a failure in good faith to value the stock subject to such Option, the excess portion of such Option shall be considered a Nonqualified Stock Option. If, for any reason, an entire Option does not qualify as an Incentive Stock Option by reason of exceeding such maximum, such Option shall be considered a Nonqualified Stock Option.

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4.1.3 Nonqualified Stock Option. The provisions of the foregoing Section 4.1.2 shall not apply to any option designated as a “Nonqualified Stock Option” or which sets forth the intention of the parties that the Option be a Nonqualified Stock Option. Nonqualified Stock Options may only be issued to non-employee directors and Service Providers of the Company or its Affiliates.

4.2	Stock

4.2.1 General. The stock subject to Options shall be the shares of the Company’s authorized but unissued or reacquired Common Stock (the “Options Stock”).

4.3Terms and Conditions of Options. Options granted hereunder shall be evidenced by agreements between the Company and the respective Participants, in such form and substance as the Plan Administrator shall from time to time approve. Such agreements need not be identical, and in each case may include such provisions as the Plan Administrator may determine, but all such agreements shall be subject to and limited by the following terms and conditions:

(a) Number of Shares. Each Option shall state the number of shares to which it pertains.

(b) Option Price. Each Option shall state the Option Price, which shall be determined as follows:

i. Any Option granted to a 10% Holder shall have an Option Price of no less than 110% of the Fair Market Value of the Common Stock as of the date of grant;

ii. Incentive Stock Options granted to a person who at the time the Option is granted is not a 10% Holder shall have an Option Price of no less than 100% of the Fair Market Value of the Common Stock as of the date of grant; and

iii. Nonqualified Stock Options granted to a person who at the time the Option is granted is not a 10% Holder shall have an Option Price determined by the Board as of the date of grant.

(c) Medium and Time of Payment. To the extent permissible by applicable law, the Option price shall be paid, at the discretion of the Board, at either the time of grant or the time of exercise of the Option (i) in cash or by check, (ii) by delivery of other common stock of the Company, provided such tendered stock was not acquired directly or indirectly from the Company, or, if acquired from the Company, has been held by the Participant for more than six months, (iii) by a Cashless Exercise Transaction, or (iv) such other form of legal consideration permitted by federal and state law as may be acceptable to the Board.

(d) Term and Exercise of Options. Any Option granted to a 10% Holder shall become exercisable over a period of no longer than five years. Any Option otherwise granted to an employee of the Company shall become exercisable over a period of no longer than ten years. No less than 20% of the shares covered by any Option granted shall become exercisable annually and no Option shall be exercisable, in whole or in part, prior to one year from the date it is granted unless the Board shall specifically determine otherwise, as provided herein. In no event shall any Option be exercisable after the expiration of ten years from the date it is granted. Unless otherwise specified by the Plan Administrator in the resolution authorizing such Option, the date of grant of an Option shall be deemed to be the date upon which the Plan Administrator authorizes the granting of such Option. Each Option shall be exercisable to the nearest whole share, in installments or otherwise, as the respective option agreements may provide. During the lifetime of a Participant, the Option shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant, and no other person shall acquire any rights therein. To the extent not exercised, installments (if more than one) shall accumulate, but shall be exercisable, in whole or in part, only during the period for exercise as stated in the option agreement, whether or not other installments are then exercisable.

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(e) Termination of Status as Employee, Director, or Service Provider. If Participant’s status as an employee, director, or Service Provider shall terminate for any reason, then the Participant (or if the Participant shall die after such termination, but prior to exercise, Participant’s personal representative or the person entitled to succeed to the Option) shall have the right to exercise any vested Options, in whole or in part, during the period specified in the Notice of Grant, but not shorter than 12 months in the event Participant’s termination was caused by permanent disability within the meaning of Section 22(e)(3) of the Code. The Option may be exercised only with respect to installments that the Participant could have exercised at the date of termination of employment. Nothing contained herein or in any Option granted pursuant hereto shall be construed to affect or restrict in any way the right of the Company to terminate the employment of a Participant with or without cause.

(f) Death of an Option Holder. If a Participant dies while employed or engaged as a director or Service Provider by the Company or an Affiliate, the portion of such Participant’s Option or Options which were exercisable at the date of death may be exercised, in whole or in part, by the estate of the decedent or by a person succeeding to the right to exercise such Option or Options, at any time within the remaining term of the Option, but only to the extent, that Participant could have exercised the Option as of the date of Participant’s death; provided, in any case, that the Option may be so exercised only to the extent that the Option has not previously been exercised by the Participant.

(g) Non-transferability of Option. No Option shall be transferable by the Participant, except by will or by the laws of descent and distribution.

(h) Rights as a Shareholder. A Participant shall have no rights as a shareholder with respect to any shares covered by an Option until the Exercise Date. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities, or other property) or distributions or other rights for which the record date is prior to the Exercise Date, except as expressly provided in Article VI of the Plan.

(i) Modification, Acceleration, Extension, and Renewal of Options. Subject to the terms and conditions and within the limitations of the Plan, the Board may modify an Option, or once an Option is exercisable, accelerate the rate at which it may be exercised, and may extend or renew outstanding Options granted under the Plan or accept the surrender of outstanding Options (to the extent not theretofore exercised) and authorize the granting of new Options in substitution for such Options, provided such action is permissible under Section 422A of the Code and state law. Notwithstanding the foregoing provisions of this Section 4.3 (i), however, no modification of an Option shall, without the consent of the Participant, alter to the Participant’s detriment or impair any rights or obligations under any Option theretofore granted under the Plan.

(j) Investment Intent. Unless and until the issuance and sale of the shares subject to the Plan are registered under the Act, each Option under the Plan shall provide that the purchases of stock thereunder shall be for investment purposes and not with a view to, or for resale in connection with, any distribution thereof. Further, unless the issuance and sale of the stock have been registered under the Act, each Option shall provide that no shares shall be purchased upon the exercise of such Option unless and until (i) any then applicable requirements of state and federal laws and regulatory agencies shall have been fully complied with to the satisfaction of the Company and its counsel, and (ii) if requested to do so by the Company, the person exercising the Option shall (A) give written assurances as to the knowledge and experience of such person (or a representative employed by such person) in financial and business matters and the ability of such person (or representative) to evaluate the merits and risks of exercising the Option, and (B) execute and deliver to the Company a letter of investment intent, all in such form and substance as the Company may require. If shares are issued upon exercise of an Option without registration under the Act, subsequent registration of such shares shall relieve the purchaser thereof of any investment restrictions or representations made upon the exercise of such Options.

(k) Exercise Before Exercise Date. At the discretion of the Board, the Option may, but need not, include a provision whereby the Participant may elect to exercise all or any portion of the Option prior to the stated Exercise Date of the Option or any installment thereof. Any shares so purchased prior to the stated Exercise Date shall be subject to repurchase by the Company upon termination of Participant’s employment as contemplated by Sections 4.3 (e) and (f) hereof prior to the exercise date stated in the Option and such other restrictions and conditions as the Plan Administrator may deem advisable.

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(l) Other Provisions. The Option agreements authorized under this Plan shall contain such other provisions, including, without limitation, restrictions upon the exercise of the Options, as the Plan Administrator shall deem advisable. Shares shall not be issued pursuant to the exercise of an Option if the exercise of such Option or the issuance of shares thereunder would violate, in the opinion of legal counsel for the Company, the provisions of any applicable law or the rules or regulations of any applicable governmental or administrative agency or body, such as the Act, the Exchange Act, the rules promulgated under the foregoing, or the rules and regulations of any exchange upon which the shares of the Company are listed.

4.4. Availability of Information. During the term of the Plan and any additional period during which an Option granted pursuant to the Plan shall be exercisable, the Company shall make available, not later than 120 days following the close of each of its fiscal years, such financial and other information regarding the Company as is required by the bylaws of the Company and applicable law to be furnished to the shareholders of the Company.

4.5. No Obligation to Exercise Option. The granting of an Option shall impose no obligation upon the Participant to exercise such Option.

4.6. Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to the exercise of Options will be used for general corporate purposes.

ARTICLE V

RESTRICTED STOCK

5.1 Eligibility. The persons who shall be eligible to receive Restricted Stock shall be executive officers, directors (employed or non-employed), Service Providers, and other key employees of the Company or any of its Affiliates as the Plan Administrator in its sole discretion determines to be significantly responsible for the success and future growth and profitability of the Company and whom the Plan Administrator may designate from time to time to receive Awards under the Plan. Designation of a Participant in any year shall not require the Plan Administrator to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the Participant in any other year. The Plan Administrator shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of Awards.

5.2 Types of Awards and Vesting Restrictions. Stock Awards and Performance Awards may, as determined by the Plan Administrator, in its discretion, constitute Performance-Based Awards. Awards granted to Participants under the Plan may be subject to a graded vesting schedule with a minimum vesting period of two years, unless otherwise determined by the Plan Administrator. Awards shall be evidenced by Award agreements in such form as the Plan Administrator may from time to time approve; provided, however, that in the event of any conflict between the provisions of the Plan and any such agreements, the provisions of the Plan shall prevail.

5.3 Common Stock Available Under the Plan

5.3.1 Shares Underlying Awards That Again Become Available. The following shares of Common Stock shall again become available for Awards: (1) any shares of Common Stock subject to an Award that are forfeited to the Company under Section 5.7.2 or 5.7.3 of this Plan or under the provisions of the applicable Award agreement; (2) any shares of Common Stock subject to an Award that are retained by the Company as payment of the tax withholding obligations with respect to an Award; and (3) a number of shares of Common Stock equal to the number of previously owned shares of Common Stock surrendered to the Company to satisfy tax withholding obligations with respect to an Award.

5.4 Stock Awards. The Plan Administrator is authorized to grant Stock Awards and shall, in its sole discretion, determine such Participants in the Plan who will receive Stock Awards and the number of shares of Common Stock underlying each Stock Award. Each Stock Award shall be subject to such terms and conditions consistent with the Plan as shall be determined by the Plan Administrator and as set forth in the Award agreement, including, without limitation, restrictions on the sale or other disposition of such shares, and the right of the Company to reacquire such shares for no consideration upon termination of the Participant’s employment or membership on the Board, as applicable, within specified periods. The Plan Administrator may require the Participant to deliver a duly signed stock power, endorsed in blank, relating to Common Stock covered by such Stock Award and/or that the stock certificates evidencing such shares be held in custody or bear restrictive legends until the restrictions thereon shall have lapsed. The Award agreement shall specify whether the Participant shall have, with respect to the shares of Common Stock subject to a Stock Award, all of the rights of a holder of shares of Common Stock, including the right to receive dividends or other distributions and to vote the shares.

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5.5 Performance Awards

5.5.1 In General. The Plan Administrator is authorized to grant Performance Awards and shall, in its sole discretion, determine such Participants who will receive Performance Awards and the number of shares of Common Stock that may be subject to each Performance Award. Each Performance Award shall be subject to such terms and conditions consistent with the Plan as shall be determined by the Plan Administrator and as set forth in the Award agreement. The Plan Administrator shall set performance targets at its discretion which, depending on the extent to which they are met, will determine the number of Performance Awards that will be paid out to the Participants, and may attach to such Performance Awards one or more restrictions. Performance targets may be based upon, without limitation, Company-wide, divisional, and/or individual performance.

5.5.2 Adjustment of Performance Targets. With respect to those Performance Awards that are not intended to qualify as Performance-Based Awards, the Plan Administrator shall have the authority at any time to make adjustments to performance targets for any outstanding Performance Awards which the Plan Administrator deems necessary or desirable unless at the time of establishment of goals the Plan Administrator shall have precluded its authority to make such adjustments.

5.5.3 Payout. Payment of earned Performance Awards shall be made in shares of Common Stock and shall be made in accordance with the terms and conditions prescribed or authorized by the Plan Administrator. The Plan Administrator, in its sole discretion, may permit a Participant to elect to defer the receipt of any Performance Award based upon a performance period of at least 12 months, provided that the Participant performed services continuously from a date no later than the date upon which the performance criteria are established through a date no earlier than the date upon which the Participant makes such deferral election. An election to defer the receipt of a Performance Award must be made no later than the date that is six months before the end of the performance period, provided that in no event may an election to defer a Performance Award be made after such Performance Award has become both substantially certain to be paid and readily ascertainable. Notwithstanding the foregoing to the contrary, a Participant shall not be permitted to elect to defer the receipt of a Performance Award unless such election complies with Code Section 409A and treasury regulations, rulings and notices of IRS issued thereunder.

5.6 Performance-Based Awards

5.6.1 In General. Certain Stock Awards and Performance Awards granted under the Plan, and the compensation attributable to such Awards, are intended to (i) qualify as Performance-Based Awards or (ii) be otherwise exempt from the deduction limitation imposed by Section 162(m) of the Code. Awards may only qualify as Performance-Based Awards if at the time of grant the Plan Administrator is comprised solely of two or more “outside directors” (as such term is used in Section 162(m) of the Code and the regulations thereunder).

5.6.2 Other Performance-Based Awards. Stock Awards and Performance Awards granted under the Plan should qualify as Performance-Based Awards if, as determined by the Plan Administrator, in its discretion, either the granting or vesting of such Award is subject to the achievement of a performance target or targets based on one or more of the performance measures specified in Section 5.6.3 below. With respect to such Awards intended to qualify as Performance-Based Awards:

(a) Establishment by the Plan Administrator. The Plan Administrator shall establish in writing (A) the objective performance-based goals applicable to a given period and (B) the individual employees or class of employees to which such performance-based goals apply no later than 90 days after the commencement of such period (but in no event after 25% of such period has elapsed);

(b) No Payment or Vesting Without Certification. No Performance-Based Awards shall be payable to or vest with respect to, as the case may be, any Participant for a given period until the Plan Administrator certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied; and

(c) Restriction on the Revision of Performance Goal. After the establishment of a performance goal, the Plan Administrator shall not revise such performance goal or increase the amount of compensation payable thereunder (as determined in accordance with Section 162(m) of the Code) upon the attainment of such performance goal.

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5.6.3 Performance Measures. The Plan Administrator may use the following performance measures (either individually or in any combination) to set performance targets with respect to Awards intended to qualify as Performance-Based Awards: net sales; pretax income before allocation of corporate overhead and bonus; budget; earnings per share; net income; division, group, or corporate financial goals; return on shareholders’ equity; return on assets; return on net assets; return on investment capital; gross margin return on investment; gross margin dollars or percent; sales per square foot or per hour; payroll as a percentage of sales; inventory shrink; inventory turnover; employee turnover; sales, general, and administrative expense; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of Common Stock or any other publicly-traded securities of the Company, if any; market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; economic value-added models; comparisons with various stock market indices; and/or reductions in costs. The foregoing criteria shall have any reasonable definitions that the Plan Administrator may specify, which may include or exclude any or all of the following items as the Plan Administrator may specify: extraordinary, unusual, or non-recurring items; effects of accounting changes; effects of financing activities; expenses for restructuring or productivity initiatives; other non-operating items; spending for acquisitions; effects of divestitures; and effects of litigation activities and settlements. Any such performance criterion or combination of such criteria may apply to the Participant’s Award opportunity in its entirety or to any designated portion or portions of the Award opportunity, as the Plan Administrator may specify.

5.7 Termination of Employment or Membership on the Board

5.7.1 Membership on the Board. A non-employee director’s membership on the Board is considered “terminated” in the event of their (i) Removal; (ii) not being re-nominated for membership on the Board for the next succeeding period; (iii) being nominated for membership on the Board for the next succeeding period but not being reelected for membership on the Board for such period by the Company’s shareholders; or (iv) resignation from the Board, in any such case, prior to the actual vesting or lapse of any other forfeiture restrictions, as may be determined by the Plan Administrator, in its sole discretion. “Removal” for purposes of this provision shall mean the removal of a non-employee director from the Board, with or without cause, in accordance with the Company’s Certificate of Incorporation, bylaws, or the Delaware General Corporation Law.

5.7.2 Death or Disability. Subject to any written agreement between the Participant and the Company or any of its Affiliates, if a Participant’s employment or membership on the Board is terminated due to death or Disability:

(a) Unvested Stock Awards. All unvested Stock Awards held by the Participant on the date of the Participant’s termination of employment or membership on the Board due to death or the date of the termination of their employment or membership on the Board related to Disability, as the case may be, shall immediately be forfeited as of such date; and

(b) Unvested or Unearned Performance Awards. All unearned and/or unvested Performance Awards held by the Participant on the date of the Participant’s termination of employment due to death or the date of the termination of their employment related to Disability, as the case may be, shall treated as follows:

i. Unearned and/or unvested Performance Awards with performance periods of greater than one year for which the Participant has completed a minimum of at least one year into a performance period shall immediately become earned or vested as of such date and shall be paid out and/or settled based on the Company’s and/or Participant’s performance immediately prior to the date of the Participant’s termination of employment or membership on the Board due to death or the date of the termination of their employment or membership on the Board related to Disability on a pro-rated basis; and

ii. All other unearned and/or unvested Performance Awards shall immediately be forfeited by such Participant as of such date.

5.7.3 Other Termination. Subject to any written agreement between the Participant and the Company or any of its Affiliates, if a Participant’s employment or membership on the Board is terminated for any reason, including without limitation, retirement, other than due to death or Disability, all unearned or unvested Awards held by the Participant on the date of the termination of their employment or membership on the Board shall immediately be forfeited by such Participant as of such date.

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5.7.4 Discretionary Accelerated Vesting. Notwithstanding anything contained in the Plan to the contrary, the Plan Administrator may, in its discretion, provide that any or all unvested Stock Awards held by the Participant on the date of the Participant’s death and/or the date of the termination of the Participant’s employment or membership on the Board shall immediately become vested as of such date.

5.8 Transferability. Each Award granted under Article V of this Plan to a Participant shall not be transferable otherwise than by will or the laws of descent and distribution. Notwithstanding the foregoing, at the discretion of the Plan Administrator, an Award may permit the transferability of such Award by a Participant solely to members of the Participant’s immediate family or trusts or family partnerships for the benefit of such persons, subject to any restriction included in the Award agreement.

5.9 Other Provisions. Awards granted under Article V of this Plan may also be subject to such other provisions (whether or not applicable to the Award granted to any other Participant) as the Plan Administrator determines on the date of grant to be appropriate, including without limitation, for the forfeiture of, or restrictions on resale or other disposition of, Common Stock acquired under any form of the Award, for the acceleration of vesting of Awards, or to comply with federal and state securities laws, or understandings or conditions as to the Participant’s employment or membership on the Board, in addition to those specifically provided for under the Plan. The Plan Administrator shall have the authority to retract or clawback any Award or other benefit granted under Article V of this Plan in case of a material restatement of the financial statements of the Company or if it is otherwise determined by the Plan Administrator that the previously granted Award was not earned by the Participant.

5.10 Withholding. All payments or distributions of Awards made pursuant to Article V of this Plan shall be net of any amounts required to be withheld pursuant to applicable federal, state, and local tax withholding requirements. If the Company proposes or is required to distribute Common Stock pursuant to Article V of this Plan, it may require the Participant receiving such Common Stock to remit to it or to the Affiliate that employs such Participant an amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for such Common Stock. In lieu thereof, the Company or the Affiliate employing the Participant shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company or the Affiliate, as the case may be, to the Participant receiving Common Stock, as the Plan Administrator shall prescribe. The Plan Administrator may, in its discretion, and subject to such rules as the Plan Administrator may adopt (including any as may be required to satisfy applicable tax and/or non-tax regulatory requirements), permit a Participant to pay all or a portion of the federal, state, and local withholding taxes arising in connection with any Award consisting of shares of Common Stock by electing to have the Company withhold shares of Common Stock having a Fair Market Value equal to the amount of tax to be withheld, such tax calculated at rates required by statute or regulation.

5.11 Tenure. A Participant’s right, if any, to continue to serve the Company as an executive officer, non-employee director, Service Provider, other key employee, or otherwise shall not be enlarged or otherwise affected by their designation as a Participant under the Plan.

ARTICLE VI

ADJUSTMENT AND CHANGE IN CONTROL

6.1	Adjustment Provisions

6.1.1 Adjustment. Subject to any required action by the shareholders, the number of shares of Common Stock covered by each outstanding Award, and the price per share or number of shares thereof set forth in each such Award, shall be automatically and proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a consolidation, subdivision, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, or any other increase or decrease in the number of such shares affected without receipt of consideration by the Company, other than pursuant to an incentive plan approved by the Board.

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6.1.2 No Right to Adjustment Except as Provided in the Plan. Except as expressly provided in this Plan, the Participant shall have no rights by reason of any subdivision or consolidation of shares of stock or any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class, and the number or price of shares of Common Stock subject to any Award shall not be affected by, and no adjustment shall be made by reason of, any dissolution, liquidation, merger or consolidation, or any issue by the Company of shares of stock.

6.1.3 Change in Common Stock. In the event of a change in the Common Stock of the Company as presently constituted, which is limited to a change of all of its authorized shares without par value into the same number of shares with a par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of this Plan.

6.1.4 No Limitation on the Company’s Right to Make Corporate Decisions. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make any adjustments, reclassifications, reorganizations, or changes in its capital or business structure or to merge, consolidate, dissolve, or liquidate or to sell or transfer all or any part of its business or assets.

6.2 Change in Control

6.2.1 Accelerated Vesting. Notwithstanding any other provision of this Plan, unless otherwise provided in the applicable Award agreement, if there is a Change in Control of the Company, all unvested Restricted Stock granted under the Plan shall become fully vested immediately upon the occurrence of the Change in Control and such vested Restricted Stock shall be paid out or settled, as applicable, within 60 days upon the occurrence of the Change in Control, subject to requirements of applicable laws and regulations. The Plan Administrator shall have full discretion, notwithstanding anything herein or in an Award agreement to the contrary, with respect to an outstanding Award, upon the merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company, to provide that the securities of another entity may be substituted hereunder for the shares of Common Stock and to make equitable adjustment with respect thereto.

6.2.2 Adjustment or Termination of Options. Subject to any required action by the shareholders, if the Company shall be the surviving entity in any merger or consolidation, each outstanding Option thereafter shall pertain to and apply to the securities to which a holder of shares of Common Stock equal to the shares subject to the Option would have been entitled by reason of such merger or consolidation. A dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving entity shall cause each outstanding Option to terminate on the effective date of such dissolution, liquidation, merger, or consolidation. In such event, if the entity which shall be the surviving entity does not tender to the Participant an offer, for which it has no obligation to do so, to substitute for any unexercised Option, a stock option or capital stock of such surviving entity, as applicable, which on an equitable basis shall provide the Participant with substantially the same economic benefit as such unexercised Option, then the Board may grant to such Participant, but shall not be obligated to do so, the right for a period commencing 30 days prior to and ending immediately prior to such dissolution, liquidation, merger, or consolidation or during the remaining term of the Option, whichever is the lesser, to exercise any unexpired Option or Options, without regard to the installment provisions of Section 4.3 (d) of this Plan; provided, that any such right granted shall be granted to all Option holders not receiving an offer to substitute on a consistent basis, and provided further, that any such exercise shall be subject to the consummation of such dissolution, liquidation, merger, or consolidation.

ARTICLE VII

AMENDMENT AND TERMINATION

7.1 Amendment and Termination. Subject to Sections 7.2 and 7.3 of the Plan, the Board, upon recommendation of the Committee, or otherwise, at any time and from time to time, may amend or terminate the Plan as may be necessary or desirable to implement or discontinue this Plan or any provision thereof.

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7.2 Article IV of the Plan. Except with the approval of shareholders of the Company, no such revision or amendment shall (i) reprice Options or decrease the price at which Options may be granted, (ii) materially increase the benefits to Option holders, or (iii) change the class of persons eligible to receive Options under this Plan; provided, however, no such action shall alter or impair the rights and obligations under any Option outstanding as of the date thereof without the written consent of the Participant thereunder. No Option may be granted while the Plan is suspended or after it is terminated, but the rights and obligations under any Option granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan. Article IV of the Plan shall expire on the tenth anniversary of the Effective Date, but such expiration shall not affect the validity of outstanding Options.

7.3 Article V of the Plan. No action authorized by this Article VII shall reduce the amount of any existing Award or change the terms and conditions thereof without the Participant’s consent, except as otherwise provided for in Section 6.1. No amendment of the Plan shall, without approval of the shareholders of the Company, (i) modify the requirements as to eligibility for Awards under Article V of the Plan; or (ii) otherwise materially amend Article V of the Plan as provided in the rules of any public trading market on which shares of Common Stock are then listed or quoted. Article V of the Plan shall terminate on the tenth anniversary of the Effective Date (unless sooner terminated by the Board). No Award shall be granted more than ten years after the Effective Date; provided, however, that the terms and conditions applicable to any Award granted prior to such date may thereafter be amended or modified by mutual agreement between the Company and the Participant or such other persons as may then have an interest therein.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1 Section 409A of the Code

8.1.1 Compliance with the Code. Awards under the Plan are intended either to be exempt from the rules of Section 409A of the Code or to satisfy those rules and shall be construed accordingly. However, the Company shall not be liable to any Participant or other holder of an Award with respect to any Award-related adverse tax consequences arising under Section 409A or other provision of the Code.

8.1.2 Automatic Modification of the Plan to Comply with the Code. If any provision of the Plan or an Award agreement contravenes any regulations or treasury guidance promulgated under Code Section 409A or could cause an Award to be subject to the interest and penalties under Code Section 409A, such provision of the Plan or Award shall be deemed automatically modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Code Section 409A. Moreover, any discretionary authority that the Plan Administrator may have pursuant to the Plan shall not be applicable to an Award that is subject to Code Section 409A to the extent such discretionary authority will contravene Section 409A or the regulations or guidance promulgated thereunder.

8.1.3 No Acceleration if it will Result in Non-compliance with the Code. Notwithstanding any provisions of this Plan or any Award granted hereunder to the contrary, no acceleration shall occur with respect to any Award to the extent such acceleration would cause the Plan or an Award granted hereunder to fail to comply with Code Section 409A.

8.1.4 Delay in Payment. Notwithstanding any provisions of this Plan or any applicable Award agreement to the contrary, no payment shall be made with respect to any Award granted under this Plan to a “specified employee” (as such term is defined for purposes of Code Section 409A) prior to the six-month anniversary of the employee’s separation of service to the extent such six-month delay in payment is required to comply with Code Section 409A.

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8.2 Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

8.3 No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Plan Administrator shall determine whether cash, or Awards, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

8.4 Indemnification of Board. In addition to such other rights or indemnifications as they may have as directors or otherwise, and to the extent allowed by applicable law, the members of the Board and the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, action, suit or proceeding, or in connection with any appeal thereof, to which they or any of them may be a party by reason of any action taken, or failure to act, under or in connection with the Plan or any Award granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such claim, action, suit, or proceeding, except in any case in relation to matters as to which it shall be adjudged in such claim, action, suit, or proceeding that such Board member is liable for negligence or misconduct in the performance of their duties; provided that within 60 days after institution of any such action, suit or Board proceeding the member involved shall offer the Company, in writing, the opportunity, at its own expense, to handle and defend the same.

8.5 Notices. Any notice, request, instruction, or other document required by the terms of this Plan shall be in writing and shall be given by personal delivery, overnight delivery, mailed by registered or certified mail, postage prepaid, with return receipt requested, or sent by electronic mail (with receipt confirmed) to the party to whom notice is to be given. If notice is given by personal delivery or overnight delivery in accordance with the provisions of this Section 8.5, such notice shall be conclusively deemed given at the time of such delivery provided a receipt is obtained from the recipient. If notice is given by mail in accordance with the provisions of this Section 8.5, such notice shall be conclusively deemed given upon receipt and delivery or refusal. If notice is given by electronic mail transmission in accordance with the provisions of this Section 8.5, such notice shall be conclusively deemed given at the time of delivery if between the hours of 9:00 a.m. and 5:00 p.m. Pacific time on a business day (“business hours”) and if not during business hours, at 9:00 a.m. on the next business day following delivery, provided a delivery confirmation is obtained by the sender.

8.6 Headings. The section headings contained in this Plan are inserted for convenience only and will not affect in any way the meaning or interpretation of this Plan.

8.7 Governing Law. THIS PLAN, AWARDS GRANTED HEREUNDER AND ACTIONS TAKEN IN CONNECTION HEREWITH SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (REGARDLESS OF THE LAW THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE DELAWARE PRINCIPLES OF CONFLICT OF LAWS).

8.8 Severability. In case any provision of this Plan shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

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The foregoing 2025 Equity Incentive Plan was duly adopted and approved by the Board of Directors on May 9, 2025 and will be submitted for approval by the shareholders of the Company at the next annual shareholders meeting.

BITMINE IMMERSION TECHNOLOGIES, INC.

/s/ Jonathan Bates

By: Jonathan Bates

Its: Chief Executive Officer

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